Pipeline Data Announces 2004 Results;
Annual Revenues Grow 52%; Operating Income Turns Positive
April 01, 2005 09:36:00 AM ET


     Pipeline Data Inc. PPDA announced results today for the fourth quarter and the year ended 2004. Highlights included a 52% increase in annual gross revenues from $10,246,955 for the year ended December 31, 2003 to $15,565,134 for the year ended December 31, 2004. During the same period, net operating income rose from a loss of ($247,213) to $5,992, with gross margins for the year increasing to 20% from 16.7% . In addition, EBITDA was a positive $132,763 versus a loss of ($184,704) in the prior year, representing an increase of $317,467. Pipeline's CEO, MacAllister Smith stated "I am pleased with the results of our hard work and with the successful implementation of our strategy to grow our business while creating an efficient, scalable operation. Our strategic purchases have enhanced our revenues and increased our portfolio of merchant accounts, while the creation of our wholesale processing division, staffed with a talented management team, has resulted in a flexible platform of services enabling the merchant customization and scalability necessary to meet the requirements of the higher transaction volumes we now seek. We expect the positive trends experienced in 2004 to continue in 2005."


About Pipeline Data Inc.:

     Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment. Pipeline Data currently serves over 15,000 accounts.


Safe Harbor Statement:

     The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.


     Contact Information: Pipeline Data Inc. Lane Gordon, 800-932-5708 x228 Lane.Gordon@pipelinedata.com www.pipelinedata.com